For Immediate Release
The J. M. Smucker Company Announces Second Quarter Results
•	Net sales increase 19 percent with all business areas contributing
•	EPS up 8 percent, and up 12 percent excluding charges
•	Folgers transaction completed November 6, 2008

ORRVILLE, Ohio, November 21, 2008 —The J. M. Smucker Company (NYSE: SJM) today announced results for the second quarter ended October 31, 2008, of its 2009 fiscal year.

Second Quarter Results

	Three months ended October 31,
	2008	2007	% Increase
	(Dollars in millions, except per share data)

Net sales	$843.1	$707.9	19%
Net income:
Income	$51.5	$50.2	3%
Income per diluted share	$0.94	$0.87	8%

Net sales increased 19 percent in the second quarter of 2009 compared to the second quarter of 2008. Net sales growth was broad based with all major brands and strategic business areas contributing. The Carnation®, Europe’s Best® and Knott’s Berry Farm® acquisitions contributed approximately $35.8 million in net sales to the quarter while the foreign exchange impact of the weakening Canadian dollar reduced net sales by approximately $8.2 million. Excluding acquisitions and foreign exchange, net sales increased 15 percent.

Over the last year, the Company has implemented price increases necessary to offset rising costs. While pricing was the primary driver of the net sales increase, volume gains also contributed. Most categories experienced volume gains, including Smucker’s®  fruit spreads, Pillsbury® baking mixes and frostings, Hungry Jack® potatoes and pancakes, Eagle Brand® sweetened condensed milk, and Crisco® shortening and oils, while declines were primarily limited to flour and industrial oils.

Net income per diluted share for the quarter was $0.94, an increase of 8 percent compared to last year’s second quarter. Included in net income for the second quarter of 2009 were restructuring and merger and integration costs of $0.08 per diluted share, while net income for the second quarter of 2008 included restructuring and merger and integration costs of $0.04 per diluted share. Excluding restructuring and merger and integration costs in both years, the Company’s income per diluted share was $1.02 in the second quarter of 2009, and $0.91 in the second quarter of 2008, an increase of 12 percent.

“The number of meals prepared and consumed at home, as recent market data indicate, continues to be trending upward in this challenging economic environment, and is currently at levels not seen since 1994,” commented Tim Smucker, Chairman of the Board and Co-Chief Executive Officer. “Our brands are considered by many families to be essential items in any pantry, and we are well positioned to meet the needs of those consumers looking to do more for their families by enjoying meals together at home.”

“We are excited about the closing of the Folgers transaction,” added Richard Smucker, Executive Chairman and Co-Chief Executive Officer. “Folgers is an excellent fit with our strategy to own and market number one food brands in North America. Along with our Smucker’s, Jif, Crisco, Pillsbury, Eagle Brand, Hungry Jack, Robin Hood and Bick’s brands, the Folgers brands enhance our opportunities to meet our consumers needs as we focus on our consumer with the theme ‘Meals Together, Memories Forever’.”

Six-Month Results
	Six months ended October 31,
	2008	2007	% Increase
	(Dollars in millions, except per share data)

Net sales	$1,506.8	$1,269.4	19%
Net income:
Income	$93.7	$90.9	3%
Income per diluted share	$1.71	$1.58	8%

Net sales increased 19 percent in the first six months of 2009 compared to the first six months of 2008. Acquisitions contributed approximately $66.8 million of the increase. Excluding acquisitions net sales increased 13 percent.

Net income per diluted share for the first six months of 2009 was $1.71, an increase of 8 percent over last year’s first six months. Net income for the first six months of 2009 and 2008 included restructuring and merger and integration costs of $0.13 and $0.05 per diluted share, respectively. Excluding these costs in both years, the Company’s income per diluted share was $1.84 in the first six months of 2009, and $1.63 in the first six months of 2008, an increase of 13 percent.

The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of results excluding such charges is consistent with the way management internally evaluates its businesses, facilitates the comparison of past and present operations, and provides management a more comprehensive understanding of the financial results. A reconciliation of non-GAAP measures to net income for the current quarter and six-month period is included in the “Unaudited Financial Highlights” table.

Margins

	Three months ended October 31,		Six months ended October 31,
	2008	2007	2008	2007
	(% of net sales)

Gross profit	28.9%	30.9%	29.9%	31.9%
Selling, distribution, and administrative expenses:
Marketing and selling	9.6%	9.7%	9.9%	10.1%
Distribution	3.3%	3.4%	3.4%	3.4%
General and administrative	5.0%	5.5%	5.5%	6.0%
	17.9%	18.6%	18.8%	19.5%
Restructuring and merger and integration costs	0.8%	0.4%	0.6%	0.4%
Other operating expense (income)	0.0%	0.1%	0.0%	(0.1)%
Operating income	10.2%	11.8%	10.5%	12.1%

Overall, gross profit increased $24.9 million in the second quarter of 2009 compared to the second quarter of 2008, despite higher raw material costs for soybean oil, peanuts, wheat, fruit and, to a lesser extent, other commodities. Price increases taken to date along with the impact of recent acquisitions and plant operating efficiencies have offset these higher raw material costs and have contributed to the gross profit increase. However, the Company’s hedging activities resulted in mark-to-market charges of approximately $24.4 million on nonqualifying commodity hedges reflecting the sharp decline in soybean oil and wheat commodity markets during the quarter. As a result, gross margin declined from 30.9 percent to 28.9 percent.

Selling, distribution, and administrative (“SD&A”) expenses increased 15 percent for the second quarter of 2009 compared to 2008, resulting primarily from increased marketing investment and distribution expenses. Most SD&A expenses, particularly selling and corporate overhead, increased at a lesser rate than net sales resulting in an overall decrease in SD&A from 18.6 percent of net sales to 17.9 percent, providing some offset to the decline in gross margin.

Operating income increased 3 percent compared to the second quarter of 2008 and decreased from 11.8 percent to 10.2 percent of net sales. Restructuring and merger and integration costs were $3.2 million higher in the second quarter of 2009 compared to 2008, reducing operating margin by 0.4 percentage points.

Segment Performance

	Three months ended October 31,			Six months ended October 31,
	2008	2007	% Increase	2008	2007	% Increase
	(Dollars in millions)
Net sales:
U.S. retail market	$635.0	$535.2	19%	$1,107.1	$953.4	16%
Special markets	$208.2	$172.7	21%	$399.7	$316.0	26%
Segment profit:
U.S. retail market	$99.0	$98.4	1%	$186.8	$177.2	5%
Special markets	$26.5	$20.8	27%	$47.2	$42.4	11%

U.S. Retail Market
U.S. retail market segment net sales for the quarter were up 19 percent, with pricing accounting for the majority of the increase. Net sales in the consumer strategic business area increased 16 percent, with Smucker’s fruit spreads, toppings and Uncrustables® sandwiches, Jif® and Hungry Jack all up. All major categories of the consumer business area were up in volume except for peanut butter, which was flat. Net sales in the consumer oils and baking strategic business area were up 21 percent primarily due to the effect of price increases. Volume gains in baking mixes, frostings, shortening, canned milk, and retail oil also contributed to the improvement in net sales. These increases more than offset volume declines in flour and industrial oils.

For the first six months of 2009, U.S. retail market segment net sales increased 16 percent compared to the first six months of 2008 with net sales up 14 percent in the consumer strategic business area, and up 19 percent in the consumer oils and baking strategic business area.

U.S. retail market segment profit increased 1 percent for the quarter and 5 percent for the first six months of 2009 compared to the same periods in 2008 reflecting the mark-to-market adjustment which primarily impacted the U.S. retail market segment.

Special Markets
Net sales in the second quarter for the special markets segment increased 21 percent. Net sales in the Canada strategic business area were up 29 percent, with the impact of the Carnation and Europe’s Best acquisitions offsetting the impact of unfavorable foreign exchange. Pricing gains accounted for the remaining Canada net sales growth. Net sales increased in the foodservice, beverage, and international business areas by 12, 14, and 22 percent, respectively, with pricing the primary contributor. The Knott’s Berry Farm acquisition also contributed to the foodservice business area increase. For the first six months of 2009, special market segment net sales increased 26 percent.

Special markets segment profit increased 27 percent for the quarter and 11 percent for the first six months of 2009 compared to the same periods in 2008 primarily resulting from the impact of recent acquisitions.

Financing Activities
During the quarter, the Company issued $400 million in Senior Notes with a weighted-average interest rate of 6.6 percent. A portion of the proceeds from the Notes was used to fund costs related to the Folgers merger including the payment of the $5 per share one-time special dividend, totaling approximately $274 million, on October 31, 2008. There was essentially no impact on interest expense for the quarter since the financing closed on October 23, 2008. In addition, subsequent to the end of the quarter, the Company’s debt obligations increased by Folgers’ $350 million of LIBOR-based variable rate debt.

Outlook
The Company confirmed its outlook for the year. The outlook includes the addition of the Folgers coffee business, acquired from The Procter & Gamble Company, as of the acquisition date of November 6, 2008. The Company issued approximately 63.2 million common shares related to the transaction and now has approximately 118 million common shares outstanding. The Company’s net sales for 2009 are estimated to range from $3.8 to $4.0 billion, in line with the original estimate, and income per diluted share, before restructuring and merger and integration cost, are estimated to range from $3.45 to $3.50. One time costs associated with the Folgers transaction, including amounts expected to be allocated to goodwill, are estimated at $100 to $125 million and will be incurred over the next 12 to 24 months.

Conference Call

The Company will conduct an earnings conference call and webcast today, Friday, November 21, 2008, at 8:30 a.m. E.T. The webcast, as well as a replay in downloadable MP3 format, can be accessed from the Company’s website at www.smuckers.com. For those unable to listen to the webcast, an audio replay will be available following the call and can be accessed by dialing 888-203-1112 or 719-457-0820, with a pass code of 4221422, and will be available until Friday, November 28, 2008.

About The J. M. Smucker Company
For more than 100 years, The J.M. Smucker Company has been committed to offering consumers quality products that help families create memorable mealtime moments. Today, Smucker is the leading marketer and manufacturer of fruit spreads, retail packaged coffee, peanut butter, shortening and oils, ice cream toppings, sweetened condensed milk, and health and natural foods beverages in North America. Its family of brands includes Smucker's®, Folgers®, Jif®, Crisco®, Pillsbury®, Eagle Brand®, R.W. Knudsen Family®, Hungry Jack®, White Lily® and Martha White® in the United States, along with Robin Hood®, Five Roses®, Carnation®, Europe’s Best® and Bick's® in Canada. The Company remains rooted in the Basic Beliefs of Quality, People, Ethics, Growth and Independence established by its founder and namesake more than a century ago. Since 1998, the Company has appeared on FORTUNE Magazine's annual listing of the 100 Best Companies to Work For in the United States, ranking number one in 2004. For more information about the Company, visit www.smuckers.com.

The J.M. Smucker Company is the owner of all trademarks, except Pillsbury is a trademark of The Pillsbury Company, used under license and Carnation is a trademark of Societe des Produits Nestle S.A., used under license.

The J. M. Smucker Company Forward-Looking Language
This press release contains forward-looking statements, such as projected operating results, earnings and cash flows, that are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by those forward-looking statements. You should understand that the risks, uncertainties, factors and assumptions listed and discussed in this press release, including the following important factors and assumptions, could affect the future results of Smucker and could cause actual results to differ materially from those expressed in the forward-looking statements: (i) volatility of commodity markets from which raw materials, particularly wheat, soybean oil, milk, peanuts, and green coffee beans, are procured and the related impact on costs; (ii) the successful integration of the coffee business with Smucker’s business, operations and culture and the ability to realize synergies and other potential benefits of the merger within the time frames currently contemplated; (iii) crude oil price trends and their impact on transportation, energy, and packaging costs; (iv) the ability to successfully implement price changes; (v) the success and cost of introducing new products and the competitive response; (vi) the success and cost of marketing and sales programs and strategies intended to promote growth in Smucker’s businesses, which include the coffee business; (vii) general competitive activity in the market, including competitors’ pricing practices and promotional spending levels; (viii) the concentration of certain of Smucker’s businesses, which include the coffee business, with key customers and the ability to manage and maintain key customer relationships; (ix) the loss of significant customers or a substantial reduction in orders from these customers or the bankruptcy of any such customer; (x) changes in consumer coffee preferences, and other factors affecting the coffee business, which represent a substantial portion of Smucker’s business; (xi) the timing and amount of capital expenditures, restructuring, and merger and integration costs; (xii) the outcome of current and future tax examinations and other tax matters, and their related impact on Smucker’s tax positions; (xiii) foreign currency and interest rate fluctuations; (xiv) other factors affecting share prices and capital markets generally; and (xv) the other factors described under “Risk Factors” in other reports and statements filed by Smucker with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K.

You are cautioned not to unduly rely on such forward-looking statements, which speak only as of the date made, when evaluating the information presented in this press release. Smucker does not assume any obligation to update or revise these forward-looking statements to reflect new events or circumstances.

Contacts:
The J. M. Smucker Company
(330) 682-3000

Investors:
Mark R. Belgya
Vice President and Chief Financial Officer

Sonal Robinson
Director, Corporate Finance and Investor Relations

Media:
Maribeth Badertscher
Director, Corporate Communications

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended October 31,		Six Months Ended October 31,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)

Net sales	$843,142	$707,890	$1,506,799	$1,269,403
Cost of products sold	599,723	489,402	1,055,601	864,931
Gross Profit	243,419	218,488	451,198	404,472
Selling, distribution, and administrative expenses	151,292	131,361	283,176	248,111
Restructuring costs	127	588	646	901
Merger and integration costs	6,210	2,552	9,610	2,984
Other operating (income) expense – net	(507)	313	(359)	(1,373)
Operating Income	86,297	83,674	158,125	153,849
Interest income	1,901	3,826	3,239	7,321
Interest expense	(11,314)	(10,917)	(22,058)	(21,010)
Other income (expense) – net	341	(707)	1,366	(461)
Income Before Income Taxes	77,225	75,876	140,672	139,699
Income taxes	25,772	25,710	46,928	48,772
Net Income	$51,453	$50,166	$93,744	$90,927

Net income per common share	$0.95	$0.88	$1.73	$1.60

Net income per common share– assuming dilution	$0.94	$0.87	$1.71	$1.58

Dividends declared per common share	$5.32	$0.30	$5.64	$0.60

Weighted-average shares outstanding	54,385,025	57,104,442	54,333,865	56,875,027
Weighted-average shares outstanding – assuming dilution	54,777,202	57,531,816	54,722,389	57,398,474

The J. M. Smucker Company
Unaudited Condensed Consolidated Balance Sheets

	October 31, 2008	April 30, 2008
	(Dollars in thousands)

Assets
Current Assets:
Cash and cash equivalents	$192,505	$184,175
Trade receivables	267,498	162,426
Inventories	500,608	379,608
Other current assets	44,749	49,998
Total Current Assets	1,005,360	776,207

Property, Plant, and Equipment, Net	514,002	496,296

Other Noncurrent Assets:
Goodwill	1,121,406	1,132,476
Other intangible assets, net	638,388	614,000
Other assets	97,185	110,902
Total Other Noncurrent Assets	1,856,979	1,857,378
	$3,376,341	$3,129,881

Liabilities and Shareholders' Equity
Current Liabilities:
Accounts payable	$146,799	$119,844
Current portion of long-term debt	75,000	-
Other current liabilities	245,532	119,553
Total Current Liabilities	467,331	239,397

Noncurrent Liabilities:
Long-term debt, net of current portion	1,113,205	789,684
Other noncurrent liabilities	283,520	300,947
Total Noncurrent Liabilities	1,396,725	1,090,631

Shareholders' Equity, net	1,512,285	1,799,853
	$3,376,341	$3,129,881

The J. M. Smucker Company
Unaudited Condensed Consolidated Statements of Cash Flow

	Six Months Ended October 31,
	2008	2007
	(Dollars in thousands)

Operating Activities
Net income	$93,744	$90,927
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	30,043	28,651
Amortization	2,953	1,538
Share-based compensation expense	6,035	5,973
Working capital	(110,494)	(86,664)
Net Cash Provided by Operating Activities	22,281	40,425

Investing Activities
Businesses acquired, net of cash acquired	(56,076)	(163,494)
Additions to property, plant, and equipment	(55,770)	(36,319)
Proceeds from sale of business	-	3,407
Purchases of marketable securities	-	(179,505)
Sales and maturities of marketable securities	866	183,411
Other - net	8,267	446
Net Cash Used for Investing Activities	(102,713)	(192,054)

Financing Activities
Proceeds from long-term debt	400,000	400,000
Repayments of long-term debt	-	(148,000)
Dividends paid	(309,160)	(34,243)
Purchase of treasury shares	(3,356)	(3,627)
Other - net	2,185	19,413
Net Cash Provided by Financing Activities	89,669	233,543
Effect of exchange rate changes	(907)	5,090
Net increase in cash and cash equivalents	8,330	87,004
Cash and cash equivalents at beginning of period	184,175	200,119
Cash and cash equivalents at end of period	$192,505	$287,123

The J. M. Smucker Company
Unaudited Financial Highlights

	Three Months Ended October 31,		Six Months Ended October 31,
	2008	2007	2008	2007
	(Dollars in thousands, except per share data)

Net sales	$843,142	$707,890	$1,506,799	$1,269,403

Net income and net income per common share:
Net income	$51,453	$50,166	$93,744	$90,927
Net income per common share — assuming dilution	$0.94	$0.87	$1.71	$1.58

Income before restructuring and merger and integration costs: (1)
Income	$55,675	$52,219	$100,578	$93,456
Income per common share — assuming dilution	$1.02	$0.91	$1.84	$1.63

(1) Reconciliation to net income:
Income before income taxes	$77,225	$75,876	$140,672	$139,699
Merger and integration costs	6,210	2,552	9,610	2,984
Restructuring costs	127	588	646	901

Income before income taxes, restructuring, and merger and integration costs	83,562	79,016	150,928	143,584
Income taxes	27,887	26,797	50,350	50,128
Income before restructuring and merger and integration costs	$55,675	$52,219	$100,578	$93,456

The Company uses income and income per diluted share, excluding restructuring and merger and integration costs, as key performance measures of results of operations for purposes of evaluating performance internally. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with U.S. GAAP. Rather, the presentation of results excluding such charges is consistent with the way management internally evaluates its businesses, facilitates the comparison of past and present operations and provides management a more comprehensive understanding of the financial results.

The J. M. Smucker Company
Unaudited Reportable Segments

	Three Months Ended October 31,		Six Months Ended October 31,
	2008	2007	2008	2007
	(Dollars in thousands)

Net sales:
U.S. retail market	$634,988	$535,224	$1,107,129	$953,379
Special markets	208,154	172,666	399,670	316,024
Total net sales	$843,142	$707,890	$1,506,799	$1,269,403

Segment profit:
U.S. retail market	$98,960	$98,407	$186,821	$177,165
Special markets	26,451	20,788	47,189	42,424
Total segment profit	$125,411	$119,195	$234,010	$219,589
Interest income	1,901	3,826	3,239	7,321
Interest expense	(11,314)	(10,917)	(22,058)	(21,010)
Amortization	(1,482)	(1,417)	(2,953)	(1,538)
Share-based compensation expense	(3,236)	(3,147)	(6,035)	(5,973)
Restructuring costs	(127)	(588)	(646)	(901)
Merger and integration costs	(6,210)	(2,552)	(9,610)	(2,984)
Corporate administrative expense	(27,736)	(27,249)	(56,628)	(55,380)
Other unallocated income (expense)	18	(1,275)	1,353	575
Income before income taxes	$77,225	$75,876	$140,672	$139,699